Exhibit 99.1

Company Contact: Jack Glenn Chief Financial Officer 510-786-6890

Investor Contact:

EVC Group, Inc.

Doug Sherk/Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Thermage Announces Second Quarter 2008 Financial Results

Revenue of $17.9 Million

Treatment Tip and Other Consumables Revenue Up 15% Year over Year

Gross Profit Margin of 77%

Hayward, Calif., August 11, 2008 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today reported its financial results for the second quarter ended June 30, 2008.

Revenue for the second quarter of 2008 totaled $17.9 million, an increase of 2% from $17.5 million for the second quarter of 2007. The increase was driven by a 15% increase in revenue from treatment tips and other consumables. During the second quarter, the average selling price of treatment tips was 12% above the prior year’s second quarter. International revenue increased 10% over the second quarter of 2007, partially offset by a decline of 4% in domestic revenue.

Gross profit for the second quarter of 2008 was $13.8 million, or 77.1% of revenue, compared with $12.7 million, or 72.5% of revenue, for the same quarter of 2007. Net income for the second quarter was $2.0 million, or $0.08 per diluted share. This compared with $1.3 million in net income in the second quarter of 2007, or $0.05 per diluted share. Non-GAAP(1) net income for the second quarter of 2008 was $3.0 million, or $0.12 per diluted share, compared to non-GAAP(1) net income of $2.5 million, or $0.10 per diluted share, for the prior year period.

Revenue for the six months ended June 30, 2008 was $34.1 million, up 4% from $32.7 million for the prior year period. Loss for the first six months of the year was $198,000, or $(0.01) per share versus net income of $1.4 million, or $0.06 per diluted share. Non-GAAP (1) net income for the first six months of 2008 was $1.7 million, or $0.07 per diluted share, compared to a non-GAAP (1) net income of $3.9 million, or $0.15 per diluted share, for the prior year period. Included in the operating results for the six months ended June 30, 2008 were approximately $1.0 million of expenses for business development activities that were terminated during March 2008.

“Our treatment tip sales remained strong in the quarter, despite the slowdown in the aesthetics market, a strong testament to the efficacy and popularity of Thermage procedures,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer. “While overall revenue from systems sales declined, we sold the second highest number of system upgrades in the recent second quarter since the introduction of the NXT in first quarter of 2007. We were also pleased with the continued growth in the number of customers subscribing to our Infinity Partner Plans, which offer existing customers flexibility through volume and pricing options.”

“We are extremely excited about our pending acquisition of Reliant,” Mr. Fanning continued. “The transaction will bring together two of the market leaders in skin tightening and skin resurfacing, complementary technologies that can address a wide range of skin conditions and help us expand our presence domestically and overseas. Reliant generated $22.6 million in revenue in the second quarter, an increase of 19% from the second quarter of 2007. Revenue from treatment tips and other consumables represented approximately 23% of Reliant’s total revenue in the recent second quarter. With the $14 million that we have identified in potential cost savings, we expect this transaction to be accretive in 2009. We have filed a registration statement on Form S-4 with the SEC and will be working on additional regulatory filings over the next several weeks.

“The environment remains challenging. We continue to benefit from end user demand due to our broad range of tips and procedures, brand recognition and demonstrated results. Innovative partner programs like the Infinity Program help us maintain and grow our clinician customer base, while driving additional procedures. Our focus over the remainder of 2008 will be on increasing systems sales, especially in international markets, generating strong recurring revenue from the sale of treatment tips, and closing the Reliant transaction,” concluded Mr. Fanning.

Guidance:

Without giving effect to the Reliant transaction, management maintains its previously announced financial guidance for full-year 2008. For full-year 2008, revenue is expected to be in a range of $67 to $70 million. The Company expects net income for the full year 2008 to be between breakeven and $0.03 per diluted share. Non-GAAP(1) net income for the full year 2008, which excludes stock based compensation charges, is expected to be in a range of $0.18 to $0.21 per diluted share. The per share earnings amounts are based on weighted average shares of approximately 26 million.

Non-GAAP Presentation:

(1)	To supplement the condensed financial information presented on a GAAP basis, management has provided non-GAAP net income, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 5:30 a.m. PDT (8:30 a.m. EDT) on August 12, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website. The Company will also offer a slide presentation, which includes Reliant’s recent financial results as disclosed in the Form S-4 recently filed with the SEC, and can be accessed from the Thermage website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-218-9073 for domestic participants and 303-262-2130 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. Both callers will need to use the Passcode 11117363#. An archived webcast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning potential cost savings and the accretive nature of the Reliant transaction and financial guidance for fiscal year 2008 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein including but not limited to market acceptance and demand of current and future products among physicians and patients, our ability to successfully integrate the operations of Reliant and realize synergies, the potential impact of general economic conditions on the demand for our products, risks inherent with third-party supply and distribution networks, risks inherent to future sales growth, and the ability to execute proposed initiatives. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2007, its Form 10-Q for the quarter ended March 31, 2008 and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc

NON-GAAP RECONCILIATION OF NET INCOME PER SHARE

(unaudited)

	Range of Estimates
	From	To
2008 GAAP diluted net income per share (a)	$0.00	$0.03
Stock-based compensation (b)	0.18	0.18

2008 Non-GAAP diluted net income per share (a)	$0.18	$0.21

(a)	Reflects weighted average outstanding used in calculating diluted net income per share of 26 million.
(b)	Represents the Company’s estimate of stock-based compensation charges, net of taxes

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$17,881	$17,499	$34,112	$32,654
Cost of revenue	4,095	4,818	8,453	8,970

Gross margin	13,786	12,681	25,659	23,684

Operating expenses:
Sales and marketing	6,993	6,815	14,415	13,189
Research and development	2,173	2,232	4,904	4,698
General and administrative	3,046	2,784	7,598	5,467

Total operating expenses	12,212	11,831	26,917	23,354

Income (loss) from operations	1,574	850	(1,258)	330
Interest and other income	543	598	1,146	1,184

Income (loss) before income taxes	2,117	1,448	(112)	1,514
Provision for income taxes	(78)	(140)	(86)	(147)

Net income (loss)	$2,039	$1,308	$(198)	$1,367

Net income (loss) per share — basic	$0.09	$0.06	$(0.01)	$0.06

Net income (loss) per share — diluted	$0.08	$0.05	$(0.01)	$0.06

Weighted average shares outstanding used in calculating net income (loss) per share:
Basic	23,855,246	23,104,942	23,743,043	23,041,983

Diluted	24,418,630	24,735,037	23,743,043	24,761,794

Thermage, Inc

NON-GAAP RECONCILIATION OF OPERATING INCOME (L0SS), NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Income (loss) from operations	$1,574	$850	$(1,258)	$330
Non-GAAP adjustments to income (loss) from operations:
Stock-based compensation (c)	923	1,222	1,902	2,483

Non-GAAP income from operations	$2,497	$2,072	$644	$2,813

GAAP net income (loss)	$2,039	$1,308	$(198)	$1,367
Non-GAAP adjustments to net income (loss):
Stock-based compensation (c)	923	1,222	1,902	2,483

Non-GAAP net income	$2,962	$2,530	$1,704	$3,850

GAAP basic net income (loss) per share	$0.09	$0.06	$(0.01)	$0.06
Non-GAAP adjustments to basic income (loss) per share:
Stock-based compensation (c)	0.04	0.05	0.08	0.11

Non-GAAP basic net income per share	$0.13	$0.11	$0.07	$0.17

Non-GAAP diluted net income per share	$0.12	$0.10	$0.07	$0.15

GAAP weighted average shares outstanding used in calculating basic net income (loss) per share	23,855,246	23,104,942	23,743,043	23,041,983

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per share	24,418,630	24,735,037	23,743,043	24,761,794
Adjustments for dilutive potential common stock	313,718	658,626	—	666,579

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	24,732,348	25,393,663	23,743,043	25,428,373

(c)	Includes all employee and non-employee stock-based compensation charges

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,358	$13,650
Marketable investments	36,882	38,707
Accounts receivable, net	7,079	4,809
Inventories, net	5,855	6,639
Prepaid expenses and other current assets	1,438	1,782

Total current assets	66,612	65,587
Property and equipment, net	2,876	3,000
Other assets	142	140

Total assets	$69,630	$68,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,263	$1,341
Accrued liabilities	5,588	6,850
Current portion of deferred revenue	1,483	1,544
Customer deposits	35	18

Total current liabilities	8,369	9,753
Deferred revenue, net of current portion	570	601
Other liabilities	322	255

Total liabilities	9,261	10,609

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized
24,057,202 and 23,605,415 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	24	24
Additional paid-in capital	102,164	99,588
Deferred stock-based compensation	(3)	(4)
Accumulated other comprehensive income	(109)	19
Accumulated deficit	(41,707)	(41,509)

Total stockholders’ equity	60,369	58,118

Total liabilities and stockholders’ equity	$69,630	$68,727